UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): November 26, 2008

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

Delaware	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other events.

As part of Constar International Inc.’s (the “Company”) strategy to preserve and enhance its near-term liquidity, the Company will not make the December 1, 2008 interest payment of approximately $9.6 million due on its 11% Senior Subordinated Notes due 2012 (the “Subordinated Notes”). Under the terms of the indenture governing the Subordinated Notes, the Company has a thirty-day grace period to make the interest payment before an event of default would occur. The Company has not yet determined whether it will make the interest payment during the grace period. If the Company does not make the interest payment within the grace period, an event of default would occur and the Subordinated Note holders could accelerate the maturity of the Subordinated Notes, which would trigger a cross-default under the Company’s Senior Secured Floating Rate Notes due 2012 (the “Senior Notes”). As previously disclosed, the Company is currently engaged in preliminary discussions with holders of a majority of the Company’s Subordinated Notes regarding a potential debt-for-equity exchange. There can be no assurance that the Company’s discussions with the holders of Subordinated Notes will result in this or any transaction.

The Company’s non-payment of the December 1, 2008 interest on the Subordinated Notes is an immediate event of default (the “Specified Default”) under its Credit Agreement dated as of February 11, 2005 (the “Credit Agreement”). On November 26, 2008, the Company entered into a Forbearance Agreement (the “Forbearance Agreement”) under its Credit Agreement, with Citicorp USA, Inc., as administrative agent, and the lenders and issuers party to the Credit Agreement. Under the Forbearance Agreement, the administrative agent, lenders and issuers will forbear from exercising any remedies under the Credit Agreement as a result of the Specified Default. If the Forbearance Agreement terminates and the Company has not yet made the interest payment, the administrative agent could accelerate the maturity of and terminate the Credit Agreement. If that occurs, or if the maturity of the Subordinated Notes or the Senior Notes is accelerated, the Company would have to file for protection under the federal bankruptcy laws. The Forbearance Agreement will terminate on December 31, 2008 or upon any earlier such filing.

The Forbearance Agreement is filed as an exhibit hereto, and the description contained herein of such agreement is qualified in its entirety by reference to the terms of the agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.11e	Forbearance Agreement, dated as of November 24, 2008, to Credit Agreement dated as of February 11, 2005, among Constar International Inc., the Lenders and Issuers party thereto, and Citicorp USA, Inc. as Administrative Agent.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: November 26, 2008	By:	/s/ Walter S. Sobon
Walter S. Sobon Executive Vice President and Chief Financial Officer

Index to Exhibits.

10.11e	Forbearance Agreement, dated as of November 24, 2008, to Credit Agreement dated as of February 11, 2005, among Constar International Inc., the Lenders and Issuers party thereto, and Citicorp USA, Inc. as Administrative Agent.